SUBSIDIARIES OF THE CORPORATION

         The First National Bank of West Chester
         9 North High Street
         P.O. Box 523
         West Chester, PA  19381-0523

         323 East Gay Street Corporation
         323 East Gay Street
         West Chester, PA  19381-0523